Exhibit 10.2


    AGREEMENT made as of the 1st day of April, 2005 by and between TRANS-LUX CORPORATION, a Delaware corporation having an office at 110 Richards Avenue, Norwalk, Connecticut 06856-5090 (hereinafter called "Employer"), and JOHN LONG, residing at 4712 Colt Drive, West Des Moines, IA 50265 (hereinafter called, "Employee").

                              W I T N E S S E T H:

    1. Employer hereby employs Employee, and Employee hereby accepts employment, upon the terms and conditions hereinafter set forth.

    2. (a) The term ("Term") of the Agreement shall be the period commencing on April l, 2005 and terminating March 31, 2008.

        (b) In the event that Employee remains or continues in the employ of Employer after the Term, such employment, in the absence of a further written agreement, shall be on an at-will basis, terminable by either party hereto on thirty (30) days' notice to the other and, upon the 30th day following such notice the employment of Employee shall terminate.

        (c) Upon expiration of the Term of this Agreement, neither party shall have any further obligations or liabilities to the other except as otherwise specifically provided in this Agreement.

    3. Employee shall be employed in an executive capacity of Employer (and such of its affiliates, divisions and subsidiaries) as Employer shall designate including Trans-Lux Midwest Corporation ("Midwest") and Trans-Lux West Corporation ("West"). Employer shall use its best efforts to cause Employee to be elected and continue to be elected a Senior Vice President of Employer during the Term of this Agreement. The precise services of Employee may be designated or assigned from time to time at the direction of the Board of Directors, the Chairman of the Board, the Vice-Chairman of the Board, President and Co-Chief Executive Officer, or Executive Vice President and all of the services to be rendered hereunder by Employee shall at all times be subject to the control, direction and supervision of the President and Co-Chief Executive Officer, Executive Vice President and the Board of Directors of Employer, to which Employee does hereby agree to be bound. Employee shall devote his entire time, attention and energies during usual business hours (subject to Employer's policy with respect to holidays and illnesses for comparable executives of Employer) to the business and affairs of Employer, its affiliates, divisions and subsidiaries as Employer shall from time to time direct. Employee further agrees during the Term of this Agreement to serve as an officer or director of Employer or of any affiliate or subsidiary of Employer as Employer may request, and if Employee serves as such officer or a director he will do so without additional compensation, other than director's fees or honoraria, if any.

    During the Term of this Agreement and during any subsequent employment of Employee by Employer, Employee shall use his best efforts, skills and abilities in the performance of his services hereunder and to promote the interests of Employer, its affiliates, divisions and subsidiaries. Employee shall not, during the Term and during any subsequent employment of Employee by Employer, be engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage.

    Additionally, the foregoing shall not be construed as preventing Employee from investing his assets in such form or manner as will not require any services on the part of Employee in the operation of the affairs of the companies in which such investments are made, provided, however, that Employee shall not, either directly or indirectly, be a director of or make any investments in any company or companies which are engaged in businesses competitive with those conducted by Employer or by any of its subsidiaries or affiliates except where such investments are in stock of a company listed on a national securities exchange, and such stock of Employee does not exceed one percent (1%) of the outstanding shares of stock of such listed company.
Employee shall not at any time during or after the Term of this Agreement use (except on behalf of Employer), divulge, furnish or make accessible to any third person or organization any confidential information concerning Employer or any of its subsidiaries or affiliates or the businesses of any of the foregoing including, without limitation, inventions, confidential methods of operations and organization, confidential sources of supply, identity of employees, customer 1ists and confidential financial information.

    4. (a) For all services rendered by Employee during the Term of this Agreement, Employer shall pay Employee a salary at the rate of ONE HUNDRED FIFTEEN THOUSAND DOLLARS ($115,000) per annum during the period April l, 2005 to March 31, 2006; at the rate of ONE HUNDRED TWENTY THOUSAND DOLLARS ($120,000) per annum during the period April 1, 2006 to March 31, 2007 and at the rate of ONE HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($125,000) per annum during the period April 1, 2007 to March 31, 2008. Such salary shall be payable weekly, or monthly, or in accordance with the payroll practices of Employer for its executives. The Employee shall also be entitled to all rights and benefits for which he shall be eligible under any stock option plan, pension, group insurance or other benefits which Employer presently provides, or may provide for him and for its employees generally. Such rights and benefits include a performance bonus and sales override plan, the terms of which are subject to revision by the Employer each year. The performance bonus and sales override target amount of earnings shall be $40,000 for the period January 1, 2005-December 31, 2005, $42,000 for January 1, 2006-December 31, 2006, and $44,000 for January 1, 2007-December 31, 2007 and $11,000 for the period January 1-March 31, 2008).
The maximum earnings under this plan shall not exceed two times the target amount for any of the full calendar years 2005, 2006 and 2007 or $11,000 for the period January 1-March 31, 2008. This Agreement shall not be deemed abrogated or terminated if Employer, in its discretion, shall determine to increase the compensation of Employee for any period of time, or if the Employee shall accept such increase.

    All payments under this Agreement are in United States dollars unless otherwise specified.

        (b) Employer may make appropriate deductions from the said payments required to be made in this Section 4 to Employee to comply with all governmental withholding requirements.

        (c) The Board upon the recommendation of the Compensation Committee of the Board shall consider no later than May 31, 2006, 2007, 2008 and 2009, respectively (provided there is no delay in obtaining the financial statements as provided below, but in no event later than 45 days following receipt thereof) the grant of a bonus ("Bonus") to Employee based on Employee's performance for the immediately preceding fiscal year. Notwithstanding the foregoing, based on Employer's annual pre-tax consolidated earnings in the applicable fiscal year, Employer shall pay Employee a Bonus at the rate of one-quarter of one percent (.25%) for the fiscal years ending December 31, 2005, 2006 and 2007, and pro rata for 2008. This Bonus shall not exceed $20,000 for any year and the Bonus, if any, for January 1-March 31, 2008 shall be 25% of the amount for the year 2008, not to exceed $5,000.

    No Bonus shall be payable for any fiscal year in which the annual pre-tax consolidated earnings determined in accordance with Section 4(c) are less than $500,000.

    There shall be excluded from the calculation of pre-tax consolidated earnings during the Term of this Agreement (1) the amount by which (x) any item or items of unusual or extraordinary gain in the aggregate exceeds 20% of the Employer's net book value as at the end of the immediate preceding fiscal year or (y) any item of unusual or extraordinary loss in the aggregate exceeds 20% of the Employer's net book value as at the end of the immediate preceding fiscal year, in each case in (x) and (y) above as determined in accordance with generally accepted accounting principles and items of gain and loss shall not be netted against each other for purpose of the above 20% calculation, or (2) any contractual Bonuses and/or contractual profit participations accrued or paid to Employee or other employees.

    Notwithstanding anything to the contrary contained herein, if Employee is not in the employ of Employer at the end of any aforesaid 2005, 2006 or 2007 fiscal year, or March 31, 2008, no Bonus shall be paid for such fiscal year or part thereof as to 2008. In the event of Employee's death on or after January 1 of 2006, 2007 or 2008 or March 31, 2008 as to 2008, any Bonus to which he is otherwise entitled for the prior fiscal year shall be paid to his widow if she shall survive him or if she shall predecease him to his surviving issue per stirpes and not per capita.

    Provided Employee is not in default of the Agreement, the Board may, in any event, even if any of the aforesaid pre-tax consolidated earnings levels are not exceeded, grant the Employee the aforesaid Bonus or any portion thereof for such year based on his performance.

    Such pre-tax consolidated earnings shall be fixed and determined by the independent certified public accountants regularly employed by Employer. Such independent certified public accountants, in ascertaining such pre-tax consolidated earnings, shall apply all accounting practices and procedures heretofore applied by Employer's independent certified public accountants in arriving at such annual pre-tax consolidated earnings as disclosed in Employer's annual statement for that year of profit and loss released to its stockholders. The determination by such independent certified public accountants shall be final, absolute and controlling upon the parties. Notwithstanding the foregoing, any interest expense savings resulting from conversion of the Employer's 7 1/2% Convertible Subordinated Notes due 2006 and 8 1/4% Limited Convertible Subordinated Notes due 2012 may be included or excluded in such calculation by the Board in its sole discretion. Payment of such amount, if any is due, shall be made for each year by Employer to Employee within sixty (60) days after which such accountant shall have furnished such statement to Employer disclosing Employer's pre-tax consolidated earnings for each of the years 2005, 2006, 2007 and 2008. Employer undertakes to use reasonable efforts to cause said accountants to prepare and furnish such statements within one hundred thirty (130) days from the close of each such fiscal year and to cause said independent certified public accountants, concomitantly with delivery of such statement by accountants to it, to deliver a copy of such statement to Employee. The Employer shall not have any liability to Employee arising out of any delays with respect to the foregoing.

        (d) If, during the Term of this Agreement and if the Employee is still in the employ of Employer, Employee shall be prevented from performing or be unable to perform, or fail to perform, his duties by reason of illness or any other incapacity for four (4) consecutive months (excluding normal vacation time) during the Term hereof, Employer agrees to pay Employee thereafter during the Term for the duration of such incapacity or twelve (12) months, whichever is less, 35% of the base salary which Employee would otherwise have been entitled to receive if not for the illness or other incapacity.

        (e) In the event Employee dies during the Term of this Agreement while the Employee is still in the Employ of Employer, Employer shall pay to Employee's surviving spouse or his surviving issue, as the case may be, for the balance of the Term of the Agreement, or twelve (12) months, whichever is less, annual death benefits payable weekly or in accordance with Employer's payroll practices in an amount equal to 35% of Employee's then annual base salary rate.

    5. During the Term of this Agreement, Employer will reimburse Employee for traveling or other out-of-pocket expenses and disbursements incurred by Employee with Employer's approval in furtherance of the businesses of Employer, its affiliates, divisions or subsidiaries, upon presentation of such supporting information as Employer may from time to time request.

    6. During the Term of this Agreement, Employee shall be entitled to a vacation equal to three (3) weeks per annum or the amount provided by the Employer's policy, whichever is greater, during the usual vacation period of Employer in accordance with such vacation schedules as Employer may prescribe.

    7. Both parties recognize that the services to be rendered by Employee pursuant to this Agreement are extraordinary and unique. During the Term of this Agreement, and during any subsequent employment of Employee by Employer, Employee shall not, directly or indirectly, enter into the employ of or render any services to any person, partnership, association or corporation engaged in a business or businesses in anyway, directly or indirectly, competitive to those now or hereafter engaged in by Employer or by any of its subsidiaries during the Term of this Agreement and during any subsequent employment of Employee by Employer and Employee shall not engage in any such business, directly or indirectly on his own account and, except as permitted by Section 3 of this Agreement, Employee shall not become interested in any such business, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any other relationship or capacity. For a period of two (2) years following termination of employment for any reason, Employee shall not directly or indirectly (i) engage or otherwise be involved in the recruitment or employment of any Employer employee or (ii) solicit or render any service directly or indirectly to any other person or entity with regard to soliciting any customer of the Employer during the two (2) year period prior to termination of employment with respect to products or services competitive with products or services of Employer. Employee shall at no time during or after employment disclose to any person, other than Employer, or otherwise use any information of or regarding Employer except on behalf of Employer, nor communicate, publish, or otherwise transmit, in any manner whatsoever, untrue information or negative, competitive, personal or other information or comments regarding Employer. In addition, Employee agrees that all lists, materials, books, files, reports, correspondence, records and other documents and information ("Employer Materials") used, prepared or made available to Employee, shall be and shall remain the property of Employer. Upon the termination of employment of Employee or the expiration of this Agreement, whichever is earlier, all Employer Materials shall be immediately returned to Trans-Lux Corporation, and Employee shall not make or retain any copies thereof, nor disclose or otherwise use any information relating to said Employer Materials to any other party. As used herein the term Employer shall include Employer, Employer's subsidiaries and affiliates, and any individuals employed or formerly employed by any of them. Employer shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement, or to enjoin Employee from any breach of this Agreement, but nothing herein contained shall be construed to prevent Employer from pursuing such other remedies as Employer may elect to invoke. In addition to the obligations of the Employee contained in this Agreement, Employee agrees to be bound by the provisions contained in Exhibit A to this Agreement.

    8. In the event any provision of Section 7 of this Agreement shall be held invalid or unenforceable by reason of the geographic or business scope or the duration thereof, such invalidity or unenforceability shall attach only to such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement, and this Agreement shall be construed as if the geographic or business scope or the duration of such provision had been more narrowly drawn so as not to be invalid or unenforceable.

    9. The waiver by Employer of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

    10. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and served personally or sent by United States certified or registered mail, return receipt requested, or overnight courier such as Federal Express or Airborne to his address as stated on Employer's records, in the case of Employee, or to the office of Trans-Lux Corporation, attention of the President and Co-Chief Executive Officer, 110 Richards Avenue, Norwalk, Connecticut 06856-5090, in the case of Employer, or such other address as designated in writing by the parties.

    11. This Agreement shall be construed in accordance with the laws of the State of New York.

    12. This instrument contains the entire agreement between the parties. It may not be changed, modified, extended or renewed orally except by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, discharge or extension is sought. IN WITNESS WHEREOF, this Agreement has been duly executed on the day and year above written.

                                       TRANS-LUX CORPORATION

                                       By:  /s/ Michael R. Mulcahy
                                            __________________________
                                                   President


                                            /s/ John Long
                                            ___________________________
                                                   John Long